EXHIBIT 10.7

              AMENDED AND RESTATED SECURED PROMISSORY NOTE


U.S. $26,886,703.39              Place of Issuance:  Fremont, California
                                 Date of Issuance:  July 2, 2001

      WHEREAS, On January 1, 2001, Mattson Technology, Inc., a Delaware corporation (the "Company"), promised and covenanted to pay to the order of, STEAG Electronic Systems AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (the "Holder") an amount of principal and interest set forth in a Secured Promissory Note (the "Original Note"); and

      WHEREAS, by the execution of this Amended and Restated Secured Promissory Note (this "Note") the Company and the Holder desire to amend and restate the Original Note in order to, among other things, (i) extend the Maturity Date thereof, (ii) capitalize interest due thereunder as of July 2, 2001, which shall be deemed to be the date of issuance hereof, and add such capitalized interest to the Principal Amount thereof, and (iii) amend the definition of an Event of Default thereunder.

      NOW THEREFORE, FOR VALUE RECEIVED, the Company, hereby promises and covenants to pay to the order of the Holder, the principal sum of Twenty-Six Million Eight Hundred Eighty-Six Thousand Seven Hundred Three and 39/100 Dollars ($26,886,703.39) (the "Principal Amount") in lawful money of the United States, together with accrued and unpaid interest from the date of issuance hereof on the unpaid Principal Amount of this Note from time to time outstanding at the Interest Rate (as hereinafter defined), which the Company also promises and covenants to pay the Holder, as follows:

1. Payment of Principal and Interest. Interest on this Note shall be payable in arrears on the first business day of each calendar quarter. The unpaid Principal Amount, together with all accrued and unpaid interest, shall be due and payable on July 2, 2002 (the "Maturity Date"). All payments due hereunder shall be made by wire transfer of immediately available funds to the following account, or to such other account or in such other manner as the Holder may designate in writing:

     TO:                      Deutsche Bank AG, Essen
     ROUTING & TRANSIT #:     DEUTDEDE360
     FOR CREDIT OF:           STEAG Electronics Systems AG
     CREDIT ACCOUNT #:        2581502




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2.   Application of Payments. Payments received on this Note shall be applied to payment of, in the following order: (i) costs and expenses of enforcing this Note following an Event of Default, (ii) accrued and unpaid interest and (iii) the remaining Principal Amount.

3. Prepayments. The Company may prepay all or any portion of the accrued and unpaid interest, the outstanding Principal Amount and any other amounts due under this Note, prior to the Maturity Date, at any time and from time to time, without penalty and without prior notice to the Holder. Any prepayments shall be applied as set forth in Section 2.

4. Interest Rate. The Principal Amount from time to time outstanding shall bear interest at the rate of six percent (6%) per annum (the "Interest Rate"), and shall be computed on the basis of a 360-day year. Interest shall accrue beginning as of the date of issuance hereof.

5. Letter of Credit. This Note and the obligations of the Company hereunder are secured by an irrevocable standby letter of credit issued by Silicon Valley Bank dated December 29, 2000, as amended September 14, 2001 (the "Letter of Credit"), as may be further amended or superseded from time to time with the consent of the Company, the Holder and Silicon Valley Bank, and a copy of which is attached hereto as Exhibit A.

6. Transfer. This Note shall be negotiable and may be transferred by the Holder in whole or in part, at any time and from time to time, upon the concurrent transfer of Letter of Credit to secure the obligations of the Company in favor of the transferee. Upon any such transfer, a new Note or Notes will be issued to the transferee in exchange therefor.

7. Events of Default. The following shall constitute "Events of Default" hereunder:

     (a) The Company shall have failed to pay when due any of the Principal Amount or any interest on this Note;

     (b) the Company shall file a voluntary petition for relief under the United States Bankruptcy Code, as amended from time to time, or any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the Company shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; or the Company shall petition or apply for or acquiesce in, or consent to, the appointment of any receiver or trustee of the Company or for all or any part of the property of the Company; or the Company shall make an assignment for the benefit of or the Company shall admit in writing its inability to pay its debts as they mature;


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     (c)  there shall be filed against the Company any involuntary petition for relief under the United States Bankruptcy Code, as amended from time to time, or there shall be commenced against the Company any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, and such petition or any such proceeding shall remain undismissed for a period of 60 days or the Company by any act indicates its consent to, approval of, or acquiescence in, such petition or any such proceeding; or a receiver or trustee shall be appointed for the Company or for all or a substantial part of the property of the Company and any such receivership or trusteeship shall remain undischarged for a period of 60 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company and the same shall not be dismissed or bonded within 60 days after levy;

     (d) the Letter of Credit shall, in whole or in part, terminate, be modified, cease to be effective, cease to be in an amount that is not less than the sum of (i) the Principal Amount plus (ii) the amount of any interest that is due and has not been paid, or cease to be a legally valid, binding and enforceable obligation of the issuing bank; or

     (e) the Company, including any of its subsidiaries, shall have failed to make any payment due under, or is otherwise in default or breach under the terms of any Company Debt Instrument (any such failure or default, a "Cross-Default"), without regard to the value or materiality of any such Cross-Default, provided, however, that any Event of Default hereunder shall be subject, in each case, to any applicable opportunity to cure such default or breach that may be contained in the underlying Company Debt Instrument. For the purposes of this paragraph, "Company" means the Company and each of its subsidiaries, and "Company Debt Instrument" means (i) any obligation of the Company for money borrowed, (ii) any obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, (iii) any reimbursement obligation of the Company with respect to letters of credit or similar facilities, (iv) any obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) any capital lease obligation of the Company, and (vi) any obligation of the foregoing type of another person that the Company has guaranteed, provided that the value of any of the foregoing obligations or instruments is not less than US $1,000,000, including principal and interest due hereunder.


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      Upon the occurrence of an Event of Default, the Holder shall have the right to declare the entire unpaid Principal Amount of this Note, together with accrued but unpaid interest and the costs and expenses of enforcing this Note, due and payable and such Principal Amount, interest, costs and expenses may be collected forthwith, regardless of the stipulated date of maturity, and the Holder may exercise any and all other rights and remedies available to it under applicable law.

      The Company shall give prompt written notice of the occurrence of an Event of Default to the Holder at the address set forth in Section 10.1 of the SBCA (as hereinafter defined) or such other address as the Holder may, from time to time, notify the Company in writing.

8. No Right of Set-Off. The obligation of the Company to pay the Holder the Principal Amount, all the interest that accrues thereon and all other amounts due under this Note shall be absolute and unconditional and the rights of the Holder shall not be subject to any defense, set-off, counterclaim or recoupment, including, without limitation, by reason of any obligation, indebtedness or liability at any time owing by the Holder to the Company.

9. Combination Agreement. This Note is given pursuant to Section 6.13 (c) of the Strategic Business Combination Agreement, dated as of June 27, 2000, between the Holder and the Company, as amended by the Amendment to Strategic Business Combination Agreement, dated as of December 15,2000 (the "SBCA") as such may be subsequently amended, and the terms of such subsequent amendments are hereby incorporated by reference herein. In the event of any conflict between the SBCA and the terms of this Note, the terms of the SBCA shall be controlling.

10.  General.

     (a) Headings. The headings used in this Note are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Note.

     (b) Time is of the Essence. Time is of the essence of this Note. In the event this Note, or any part hereof, is not paid when due, the Company agrees to pay all costs of collection, including, but not limited to, attorneys' fees and expenses.

     (c) Presentment; Failure to Accelerate. Presentment for payment, demand, protest and notice of demand, protest and non-payment, and all other notices are hereby waived by the Company. No failure to accelerate the debt evidenced hereby by reason of default hereunder or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the


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          terms of this Note or (ii) to prevent the exercise of such right of acceleration or any other right or remedy granted hereunder or by applicable laws; and the Company hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

     (d) Extension of Time. No extension of the time for the payment of this Note made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change, or affect the original liability of the Company under this Note, either in whole or in part, unless the Holder agrees otherwise in writing.

     (e) Amendments to be Written. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     (f) No Benefit of Statute of Limitations. Moratorium. To the extent permitted by law, the Company hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement exemption, and homestead now provided, or which may hereafter be provided by the Constitution and laws of the United States of America and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.

     (g) Governing Law. This Note, upon acceptance by the Holder, shall constitute a contract under and shall be construed and enforceable in all respects in accordance with the laws of the State of Delaware, without regard to principles of conflicts or choice of law thereof or of any other jurisdiction.

     (h) Notice. All notices and other communications required hereunder shall be delivered to the Holder and the Company in accordance with Section
          10.1 of the SBCA.

     (i) Invalid Provisions. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

     (j) "Company"; "Holder". As used herein, the terms "Company" and "Holder" shall be deemed to include their respective successors, legal representatives and assigns whether by voluntary action of the parties or by operation of law.


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      IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer as of the day and year first above written.


                                MATTSON TECHNOLOGY, INC.


                                By: /s/ Ludger Viefhues
                                   -----------------------
                                   Ludger Viefhues,
                                   Chief Financial Officer




























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